Exhibit 10.8

ALLIANT TECHSYSTEMS INC.

MANAGEMENT COMPENSATION PLAN

(as restated effective April 1, 2002)

Article I.  Establishment and Purpose of Plan

Alliant Techsystems Inc., a Delaware corporation (the “Company”), previously established the Alliant Techsystems Inc. Management Compensation Plan (the “Plan”) effective October 1, 1990, for the benefit of its management employees.  The Plan has been amended from time to time.  The Company hereby amends and restates the Plan in its entirety as set forth herein, effective April 1, 2002 (the “Restatement Effective Date”), subject to the approval of the stockholder of the Company, to incorporate such amendments and to clarify its terms.

The purpose of the Plan is to provide incentive compensation to management employees in accordance with the Company’s “pay for performance” philosophy by directly relating individual, unit and Company-wide performance to compensation in a manner that is equitable internally and competitive with similarly situated companies.

The Plan provides for annual incentive payments to management employees based upon the achievement of pre-established performance goals.  Incentive compensation payable under the Plan is intended to be deductible by the Company in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Article II.  Definitions

For purposes of the Plan, unless the context otherwise requires, the following terms shall have the meaning set forth below.

2.1                                 “Award” means an award of incentive compensation under the Plan to a Participant in accordance with the terms set forth herein.

2.2                                 “Award Percentage,” for an Incentive Unit for any Performance Period means the percentage derived from dividing the dollar amount of the Incentive Unit’s Earned Incentive Fund by the Incentive Unit’s Target Incentive Fund for such Performance Period.  In general, an Incentive Unit’s Award Percentage may not exceed two hundred percent (200%).  However, the Committee in its discretion may approve an Award Percentage of up to three hundred percent (300%).

2.3                                 “Base Salary” of a Participant for a Performance Period, means the Participant’s basic annual salary, exclusive of any bonus, incentive plan payment, pension or other Company-paid benefit and all other items of extraordinary compensation, but shall include for purposes of this Plan:  (a) the amount of any reduction in Base Salary to which a Participant has agreed as part of any plan of the Company to use the amount of such reduction to purchase benefits under a cafeteria plan under Code Section 125, a transportation fringe benefit plan under Code Section 132(f), or in connection with any qualified cash or deferred arrangement under Code Section

401(k); (b) payments made to the Participant under the Company’s salary continuance plan for absence due to illness, injury, or approved medical leave of absence; and (c) any Participant payments by salary reduction or its equivalent to a Company-sponsored nonqualified deferred compensation plan.

2.4                                 “Board” means the Board of Directors of the Company as constituted at the relevant time.

2.5                                 “CEO” means the Company’s Chief Executive Officer at the relevant time.

2.6                                 “Change Event” means:

(a)                                  the acquisition after the Restatement Effective Date by any “person” or group of persons (a “Person”), as such terms are used in Section 13(d) and 14(d) of the Exchange Act (other than the Company or a Subsidiary or any Company employee benefit plan (including its trustee)) of “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company directly or indirectly representing fifteen percent (15%) or more of the total number of shares of the Company’s then outstanding Voting Securities (excluding the sale or issuance of such securities directly by the Company, or where the acquisition of such securities is made by such Person from five (5) or fewer shareholders in a transaction or transactions approved in advance by the Board);

(b)                                 the public announcement by any Person of an intention to acquire the Company through a tender offer, exchange offer or other unsolicited proposal; or

(c)                                  the individuals who, as of the Restatement Effective Date, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that if the nomination for election of any new director was approved by a vote of a majority of the Incumbent Board, such new director shall, for purposes of this definition, be considered a member of the Incumbent Board.

2.7                                 “Change of Control” means:

(a)                                  the acquisition by any Person (other than the Company or a Subsidiary, or any Company employee benefit plan (including its trustee)) of “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing, directly or indirectly, more than fifty percent (50%) of the total number of shares of the Company’s then outstanding Voting Securities;

(b)                                 consummation of a reorganization, merger or consolidation of the Company, or the sale or other disposition of all or substantially all of the Company’s assets (a “Business Combination”), in each case, unless, following such Business Combination, the individuals and entities who were the beneficial owners of the total number of shares of the Company’s outstanding Voting Securities immediately prior to both:  (i) such Business Combination; and (ii) any Change Event occurring within twelve (12) months prior to such Business Combination, beneficially own, directly or indirectly, more than fifty percent (50%) of the total number of shares of the outstanding Voting Securities of the resulting corporation, or the acquiring corporation, as the case may be, immediately following such Business Combination (including, without limitation, the outstanding Voting Securities of any corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the total number of shares of the Company’s outstanding Voting Securities; or

(c)                                  any other circumstances (whether or not following a “Change Event”) which the Board determines to be a Change of Control for purposes of this Plan after giving due consideration to the nature of the circumstances then represented and the purposes of this Plan.  Any such determination made by the Board shall be irrevocable except by vote of a majority of the members of the Board who voted in favor of making such determination.

For purposes of this definition, a “Change of Control” shall not result from any transaction precipitated by the Company’s insolvency, appointment of a conservator or determination by a regulatory agency that the Company is insolvent.

2.8                                 “Code” means the Internal Revenue Code of 1986, as amended.

2.9                                 “Committee” means the Personnel and Compensation Committee of the Board, as constituted at the relevant time, which shall consist of two or more “outside directors” within the meaning of Section 162(m) of the Code.

2.10                           “Company” means Alliant Techsystems Inc., a Delaware corporation.

2.11                           “Corporate Management” means the Company’s Chief Executive Officer, Chief Financial Officer, Chief People Officer, and any other individual to whom these officers may delegate responsibilities under the Plan from time to time.

2.12                           “Disability or Disabled,” with respect to a Participant, means that the Participant satisfies the requirements to receive disability benefits under the Company-sponsored long-term disability plan in which the Participant participates without regard to any waiting periods.  A Participant shall not be considered to be “Disabled” unless the Participant furnishes proof of the Disability to the Company in such form and manner as the Company may require.

2.13                           “Early Retirement Date,” of a Participant, means the date (prior to the date on which the Participant reaches his or her Normal Retirement Date), on which the Participant has satisfied all of the requirements to begin receiving benefits under the Company-sponsored qualified defined benefit plan in which he or she participates.

2.14                           “Earned Incentive Fund,” of an Incentive Unit for a Performance Period is the dollar amount determined by applying the Incentive Unit’s weighted average organizational performance percentage, using the organizational weightings described in Section 5.1(b) and the achievement levels for the Organizational Performance Goals described in Section 5.1(c) and (d), to the Incentive Unit’s Target Incentive Fund.

2.15                           “Eligible Employee,” for any Performance Period, means an employee of the Company who, during such period, regularly and directly makes or influences policy and operational decisions of the Company that significantly affect the financial results and strategic direction of the Company, as determined by the CEO according to guidelines established by the Committee.  The designation of an employee as an Eligible Employee for any Performance Period shall be subject to final approval by the Committee.

2.16                           “Exchange Act” means the Securities Exchange Act of 1934.

2.17                           “Fair Market Value,” of a share of Stock as of any date means the closing price of the Stock as reported on the New York Stock Exchange Composite Tape for such date, or if no such reported sale of the Stock shall have occurred on such date, on the next preceding date on which there was such a reported sale.

2.18                           “Fiscal Year” means the Company’s fiscal year, i.e., April 1 through March 31.

2.19                           “Incentive Group,” with respect to an Incentive Unit, means the business group, if any, of which the Incentive Unit is a part, as specified by the Committee from time to time.

2.20                           “Incentive Unit” means the Company, or a part thereof (e.g., limited liability company, business group, or major corporate staff department), as specified by the Committee from time to time.

2.21                           “Individual Performance Percentage” means the percentage remaining when the Organizational Performance Percentage is subtracted from 100%.

2.22                           “Normal Retirement Date,” of a Participant, means the date on which the Participant has reached the age of sixty-five (65).

2.23                           “162(m) Employee,” for any Fiscal Year, means an employee of the Company who, as the close of the Fiscal Year, is:  (a) the CEO (or an individual acting in such capacity); or (b) among the four highest compensated officers of the Company (other than the CEO).  Whether an employee is the CEO or one of the four highest compensated officers of the Company is determined pursuant to the executive compensation rules of the Exchange Act.

2.24                           “Organizational Performance Percentage” is the percentage applied to the Earned Incentive Fund for an Incentive Unit for a Performance Period in order to determine the amount of the Earned Incentive Fund that will be allocated to Participants for the achievement of Organizational Performance Goals.  The Committee, in its discretion, will determine the Organizational Performance Percentage for an Incentive Unit for a Performance Period prior to the beginning of the Performance Period.  Such percentage may vary from Incentive Unit to Incentive Unit.

2.25                           “Organizational Performance Goal” has the meaning set forth in Section 5.1(b).

2.26                           “Outstanding Level,” of a Performance Goal for a Performance Period, is an achievement level above the Target Level for such goal, as specified by the Committee at the time the Target Level is established, which generally corresponds to 200% of a Participant’s Target Award.

2.27                           “Participant,” in the Plan for any Performance Period, means an Eligible Employee who for such Performance Period has:  (a) been approved for participation in the Plan by the Committee; (b) satisfied the participation requirements set forth in Article IV; and (c) commenced participation in the Plan.

2.28                           “Performance Goals,” of a Participant for a Performance Period, are the goals established for the Participant for the Performance Period, the achievement of which is a condition for receiving an Award under the Plan.  A Participant’s Performance Goals consist of the Organizational Performance Goals applicable for the Incentive Unit to which the Participant is assigned and the Individual Performance Goals established for the Participant for his or her individual performance during the Performance Period.

In the case of a Participant who is a 162(m) Employee, all Performance Goals must be pre-established by the Committee, must be objective, and must state, in terms of an objective formula or standard, the method for computing the amount of compensation payable if the goal is attained.  A Performance Goal is considered “pre-established” for purposes of this paragraph if it is established in writing by the Committee no later than ninety (90) days after the commencement of a Performance Period, provided that the outcome is substantially uncertain at the time the Committee actually establishes the goal.  However, in no event will a Performance Goal be considered to be pre-established if it is established after twenty-five percent (25%) of a Performance Period has elapsed.  A Performance Goal is considered “objective” if a third party having knowledge of the relevant facts could determine whether the goal is met.  A formula or standard is considered “objective” if a third party having knowledge of the relevant performance results could calculate the amount to be paid to the Participant.

Performance goals may be based on one or more of the following factors and may be based on attainment of a particular level of, or on a positive change in, a factor:

(a)                                  revenue;

(b)                                 revenue per employee;

(c)                                  net income;

(d)                                 earnings per employee;

(e)                                  earnings per share;

(f)                                    operating income;

(g)                                 total shareholder return;

(h)                                 earnings before income tax;

(i)                                     return on equity

(j)                                     market share;

(k)                                  earnings before interest and income tax;

(l)                                     before or after tax return on net assets;

(m)                               economic value added;

(n)                                 sales; and

(o)                                 cash flow

2.29                           “Performance Period” means, generally, the Fiscal Year.  However, the Committee may, its discretion, designate a shorter period.  In no event, however, shall a Performance Period be less than six (6) months.

2.30                           “Retirement,” of a Participant, means the Participant’s termination of employment with the Company on or after the Participant’s Early Retirement Date or Normal Retirement Date.

2.31                           “Stock” means the common stock of the Company, par value on cent ($.01).

2.32                           “Subsidiary” means a corporation defined in Section 424(f) of the Code.

2.33                           “Target Award,” with respect to a Performance Goal, is the dollar amount assigned for achievement of the goal at the Target Level pursuant to Section 5.1(c).

2.34                           “Target Incentive Fund,” of an Incentive Unit for a Performance Period, is the dollar amount determined by adding together the Target Awards of each Participant assigned to the Incentive Unit for the Performance Period.

2.35                           “Target Level,” of a Performance Goal for a Performance Period, is a level of achievement for that goal, as specified by the Committee prior to the beginning of the Performance Period, which generally corresponds to one hundred percent (100%) of the Target Award.

2.36                           “Threshold Level,” of a Performance Goal for a Performance Period, is a level of achievement below the Target Level of such goal and below which no Award is payable with respect to the Performance Goal, as specified by the Committee at the time the Target Level is established.

2.37                           “Voting Securities” means any shares of the capital stock or other securities of the Company that are generally entitled to vote in elections for directors.

Article III.  Administration of the Plan

3.1                                 Committee’s Authority.  The Plan shall be administered by the Committee.  For each Performance Period, the Committee shall have exclusive authority to:  (a) establish the general guidelines for the Plan (including designating the Incentive Units and Incentive Groups) and the budget for the Plan; (b) establish the guidelines to be employed by the CEO in the selection of Eligible Employees and approve or disapprove the CEO’s selection of each Eligible Employee; and (c) certify the extent of the achievement of each Performance Goal for each Participant who is a 162(m) Employee.

3.2                                 Committee Action.  A majority of the Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee.

3.3                                 Committee’s Powers.  The Committee shall have the power, in its discretion, to take such actions as may be necessary to carry out the provisions and purposes of the Plan and shall have the authority to control and manage the operation and administration of the Plan.  In order to effectuate the purposes of the Plan, the Committee shall have the discretionary power and authority to construe and interpret the Plan, to supply any omissions therein, to reconcile and correct any errors or inconsistencies, to decide any questions in the administration and application of the Plan, and to make equitable adjustments for any mistakes or errors made in the administration of the Plan.  All such actions or determinations made by the Committee, and the application of rules and regulations to a particular case or issue by the Committee, in good faith, shall not be subject to review by anyone, but shall be final, binding and conclusive on all persons ever interested hereunder.

In construing the Plan and in exercising its power under provisions requiring the Committee’s approval, the Committee shall attempt to ascertain the purpose of the provisions in question and when the purpose is known or reasonably ascertainable, the purpose shall be given effect to the extent feasible.  The Committee shall have all powers necessary or appropriate to accomplish its duties under the Plan including, but not limited to, the power and duty to:

(a)                                  maintain complete and accurate records of all Plan transactions, contributions, and distributions.  The Committee shall maintain the books of accounts, records, and other data in the manner necessary for proper administration of the Plan;

(b)                                 adopt rules of procedure and regulations necessary for the proper and efficient administration of the Plan, provided the rules and regulations are not inconsistent with the terms of the Plan as set forth herein.  All rules and decisions of the Committee shall be uniformly and consistently applied to all Participants in similar circumstances;

(c)                                  enforce the terms of the Plan and the rules and regulations it adopts;

(d)                                 review claims and render decisions on claims for benefits under the Plan;

(e)                                  furnish the Company or the Participants, upon request, with information that the Company or the Participants may require for tax or other purposes;

(f)                                    employ agents, attorneys, accountants or other persons (who also may be employed by or represent the Company) for such purposes as the Committee considers necessary or desirable in connection with its duties hereunder; and

(g)                                 perform any and all other acts necessary or appropriate for the proper management and administration of the Plan.

The Committee may from time to time in its discretion delegate certain Plan administration duties to the Corporate Management, except that the Committee may not delegate its duties regarding the establishment and certification of the Performance Goals of Participants who are 162(m) Employees.

IV.                                Eligibility to Participate

Participation in the Plan is limited to Eligible Employees.  Prior to each Performance Period, the CEO shall determine which employees are Eligible Employees for the Performance Period.  In making such determination, the CEO shall follow the guidelines established by the Committee for the selection of Eligible Employees.  The Committee has final authority to approve or disapprove the CEO’s selection of any Eligible Employee.  An Eligible Employee shall become a Participant only upon his or her approval by the Committee and his or her compliance with such terms and conditions as the Committee may from time to time establish for the implementation of the Plan.

V.                                    Calculation of Awards

A Participant’s Award for a Performance Period is determined according to the following multi-step process:

5.1                                 Prior to the beginning of a Performance Period, the Committee (in the case of Participants who are 162(m) Employees) and Corporate Management (in the case of all other Participants):

(a)                                  Determines the Incentive Unit to which the Participant is assigned and the Incentive Group, if any, of which the Incentive Unit is a part for purposes of determining Awards;

(b)                                 Sets both Organizational and Individual Performance Goals for the Participant.  The Organizational Performance Goals for a Participant consist of Performance Goals for the Incentive Unit to which the Participant is assigned, the Incentive Group, if any, of which the Incentive Unit is a part, and the Company as a whole, and are weighted depending on the Committee’s assessment of the importance of the performance of each such unit in determining the Participant’s Award.

(c)                                  Sets a Threshold, Target, and Outstanding Level for each Performance Goal and assigns a dollar amount for achievement of the Performance Goal at each level.  (The dollar amount assigned for achievement of the Performance Goal at the Target Level is termed the “Target Award.”)  In the case of a Participant who is a 162(m) Employee, the Participant’s total Award if all of his or her Performance Goals were met at the Outstanding Level for a Fiscal Year (i.e., the highest total Award payable under the Plan to such Participant for a Fiscal Year) may not exceed the lesser of $2,000,000 or three (3) times the Participant’s Base Salary for such Fiscal Year.

(d)                                 Determines the Participant’s Incentive Unit’s Target Incentive Fund for the Performance Period by adding together the Target Awards for each Participant in the Incentive Unit.

5.2                                 Following the close of a Performance Period, the Committee (in the case of Participants who are 162(m) Employees), and Corporate Management (in the case of all other Participants):

(a)                                  Compares the actual performance of each of the organizational units for which Organizational Performance Goals were established for the Participant pursuant to Section 5.1(b) for the Performance Period, with the unit’s Performance Goals for such period and determines the level of achievement for each such Performance Goal.

(b)                                 Determines the dollar amount of the Incentive Unit’s Earned Incentive Fund by applying the organizational weightings described in Section 5.1(b) to the achievement levels in 5.1(c) and multiplying the results by the Incentive Unit’s Target Incentive Fund determined pursuant to Section 5.1(d).

(c)                                  Determines the Participant’s Incentive Unit Award Percentage for the Performance Period by dividing the dollar amount of the Incentive Unit’s Earned Incentive Fund by the dollar amount of its Target Incentive Fund for such period.

(d)                                 Determines the Participant’s Award, if any, for the Participant’s Organizational Performance Goals by multiplying the Participant’s Organizational Performance Percentage by the product of his or her cumulative Target Awards (i.e., the sum of his or her Target Awards for the Performance Period) and his or her Incentive Unit’s Award Percentage.

(e)                                  Determines the Participant’s Award, if any, for the Participant’s Individual Performance Goals by determining the level of achievement of each such goal.  In general, the amount allocated to each Participant will be the amount pre-established (when the Performance Goals were established) for achievement of the Participant’s Individual Performance Goals at the Threshold, Target and Outstanding Levels.  However, at the discretion of the Committee, this amount may be increased (except in the case of a Participant who is a 162(m) Employee) or decreased based upon such objective or subjective criteria, as it deems appropriate.  In any event, the aggregate Awards for achievement of Individual Performance Goals for all Participants in the Participant’s Incentive Unit for any Performance Period may not exceed the Individual Performance Percentage of the Incentive Unit’s Earned Incentive Fund for the Performance Period.

(f)                                    In the case of a Participant who is a 162(m) Employee, the Committee shall certify the extent to which the Participant has satisfied each of his or her Performance Goals.

VI.                                Payment of Award

6.1                                 Timing of Award Payment.  A Participant’s Award for a Performance period shall be paid to him or her within 60 days following the close of the Performance Period.  A

Participant may, however, elect to defer some or all of any amount otherwise payable to him or her in cash pursuant to this Article 6 under, and subject to the terms of, the Alliant Techsystems Inc. Management Deferred Compensation Plan.

6.2                                 Form of Payment.  Payment of an Award shall be in the form of a lump sum in either cash or Stock or a combination thereof, as the Committee determines in its sole discretion.  With respect to any payment in the form of Stock, the number of shares distributed to the Participant shall be equal to the cash that would have been distributed to the Participant (but for the Committee’s election to pay the Award in Stock) divided by the Fair Market Value of the Stock determined as of the day before the date the amount of the Award is approved by the Committee.  An aggregate of 250,000 shares of Stock is hereby made available and reserved for delivery under the Plan pursuant to this Section 6.2, and Section 6.3, below.  Subject to the foregoing limit, shares of Stock held in treasury shares by the Company may be used for or in connection with the Plan.

6.3                                 Election to Purchase Stock.  The Committee may, in its discretion, with respect to all or any part of the cash portion of any Award (“Cash Award”) permit such Participants or group of Participants as it may designate to elect, in lieu of receiving payment of the Cash Award in cash, to use the Cash Award to acquire Stock on the date such Cash Award would otherwise be payable, at a price specified by the Committee, which price shall be no less than 85% of Fair Market Value as of the day before the date the amount of the Award is approved by the Committee.

6.4                                 Change in Employment Status During Performance Period.  In general, a Participant must be employed by the Company on the last day of a Performance Period in order to receive an Award for such period.  However, if the Participant’s employment is terminated during a Performance Period due to his or her death, Retirement, Disability or due to his or her involuntary termination by the Company for reasons other than Cause, or if the Participant is demoted during the Performance Period such that he or she is no longer an Eligible Employee and therefore unable to participate in the Plan for the remainder of the Performance Period, the Participant (or the Participant’s beneficiary in the case of the Participant’s death) will be entitled to receive a portion of the Award for which the Participant otherwise would have been eligible.  The portion for which the Participant (or beneficiary) is eligible shall be equal to a fraction, the numerator of which is the number of days the Participant was employed as an Eligible Employee during the Performance Period, and the denominator of which is the number of days in the Performance Period. For purposes of this Section 6.4, a Participant’s employment shall be considered to be involuntarily terminated by the Company if the Participant does not request or initiate such termination, and “Cause” shall mean that:  (a) the Participant engages in an act of dishonesty or moral turpitude (including but not limited to conviction of a felony) or a breach of a Company policy which has an adverse effect upon the Company; (b) a Participant fails to substantially perform his or her duties of employment; or (c) a Participant’s divulges any information that the Company considers to be proprietary and confidential.  Notwithstanding anything in the Plan to the contrary, a Participant must be employed by the Company continuously for at least one entire calendar quarter during a Performance Period in order to be eligible for an Award for the Performance Period.

If a Participant transfers employment from one Incentive Unit to another during a Performance Period, he or she will be eligible to receive an Award based on the performance of all of the Incentive Units to which he or she was assigned during the Performance Period, determined on a pro rata basis.  However, for Participants, other than Participants who are 162(m) Employees, the Committee, in its discretion, may determine the Award based on the assumption that the Participant was assigned to just one of the Incentive Units during the Performance Period.

6.5                                 Beneficiary.  In the event that any amount becomes payable under the Plan by reason of the Participant’s death, such amount shall be paid to the same beneficiary or a beneficiaries (and in the same proportions as) last designated by the Participant to receive benefits under the Company Basic Life Insurance Plan upon the Participant’s death.  Such amount shall be paid to the beneficiary or beneficiaries at the same time such amount would have been paid to the Participant had he or she survived.  In order for such designation to be valid for purposes of the Plan, it must be completed and filed with the Company according to the rules established by the Company for the Company Basic Life Insurance Plan.  If the Participant has not completed a beneficiary designation for the Company Basic Life Insurance Plan, or all such beneficiaries have predeceased the Participant, then any amount that becomes payable under the Plan by reason of the Participant’s death shall be paid to the personal representative of the Participant’s estate.  If there is any question as to the legal right of any person to receive a distribution under the Plan by reason of the Participant’s death, the amount in question may, at the discretion of the Committee, be paid to the personal representative of the Participant’s estate, in which event the Company shall have no further liability to anyone with respect to such amount.

VII.                            Change of Control

Notwithstanding anything in the Plan to the contrary, in the event of a Change of Control, each Participant shall receive payment of his or her Award, based upon the assumption that all Performance Goals for the Performance Period in which the Change of Control occurs were satisfied at the Target Level, multiplied by a fraction, the numerator of which is the number of months (calculated to the nearest whole month) of such Participant’s participation in the Plan during the Performance Period in which the Change of Control occurs, and the denominator of which is the number of months in the Performance Period.  Distribution of such amount shall be made in cash in a lump sum on the fifth business day after the Change of Control occurs.

VIII.                        Amendment and Termination of the Plan

The Board may amend, cancel, or terminate the Plan at any time and any such amendment, cancellation or termination may be retroactively effective, except that no amendment, cancellation or termination shall adversely affect an Award earned under the Plan for any Performance Period completed before adoption of the amendment, cancellation or termination.

IX.                                Miscellaneous

9.1                                 No Guaranty of Employment.  Neither the adoption and maintenance of the Plan, the designation of an employee as an Eligible Employee, the setting of Performance Goals, nor the provision of any Award under the Plan shall be deemed to be a contract of employment between the Company and any employee.  Nothing contained in the Plan shall give any employee the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge any employee at any time, nor shall it give the Company the right to require any employee to remain in its employ or to interfere with the employee’s right to terminate his or her employment at any time.

9.2                                 Release.  Any payment of an Award to or for the benefit of a Participant or a beneficiary that is made in good faith by the Company in accordance with the Company’s interpretation of its obligations hereunder, shall be in full satisfaction of all claims against the Company for payments under the Plan to the extent of such payment.

9.3                                 Notices.  Any notice permitted or required under the Plan shall be in writing and shall be hand-delivered or sent, postage prepaid, by first class mail, or by certified or registered mail with return receipt requested, to the chairman of the Committee, if to the Committee or the Company, or to the address last shown on the records of the Company, if to a Participant or beneficiary.  Any such notice shall be effective as of the date of hand-delivery or mailing.

9.4                                 Nonalienation.  No benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, levy, attachment, or encumbrance of any kind by any Participant or beneficiary.

9.5                                 Plan is Unfunded.  All Awards under the Plan shall be paid from the general assets of the Company.  No Participant shall be deemed to have, by virtue of being a Participant in the Plan, any claim on any specific assets of the Company such that the Participant would be subject to income taxation on any Award prior to distribution to him or her, and the rights of Participants and beneficiaries to any payments to which they are otherwise entitled under the Plan shall be those of an unsecured general creditor of the Company.

9.5.                              Tax Liability.  The Company may withhold from any payment of Awards or other compensation payable to a Participant or beneficiary such amounts as the Company determines are reasonably necessary to pay any taxes required to be withheld under applicable law.

9.6.                              Captions.  Article and section headings and captions are provided for purposes of reference and convenience only and shall not be relied upon in any way to construe, define, modify, limit, or extend the scope of any provision of the Plan.

9.7.                              Invalidity of Certain Plan Provisions.  If any provision of the Plan is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of the Plan and the Plan shall be construed and enforced as if such provision had not been included.

9.8.                              No Other Agreements.  The terms and conditions set forth herein constitute the entire understanding of the Company and the Participants with respect to the matters addressed herein.

9.9.                              Incapacity.  In the event that any Participant is unable to care for his or her affairs because of illness or accident, any payment due may be paid to the Participant’s spouse, parent, brother, sister or other person deemed by the Committee to have incurred expenses for the care of such Participant, unless a duly qualified guardian or other legal representative has been appointed.

9.10.                        Applicable Law.  The Plan and all rights under it shall be governed by and construed according to the laws of the State of Minnesota.